Exhibit 23




          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated February 16, 1996 included in this Form 8-K into Enron Corp.'s previously filed Registration Statement Nos. 33-13397 (Savings Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-13498
(1986 Stock Option Plan), 33-35065 (Employee Stock Ownership
Plan), 33-27893 (1988 Stock Option Plan), 33-46459 ($700
million Senior Subordinated Debt Securities), 33-55580 (569,354 Shares of Common Stock), 33-52768 (Enron Corp. 1991 Stock Plan), 33-49839 (1,253,768 Shares of Common Stock), 33-52143 (955,640 Shares of Common Stock), 33-54405 (350,585
Shares of Common Stock), 33-53877 (Enron Corp. Debt Securities and Second Preferred Stock and Enron Capital Resources, L.P. Preferred Shares), 33-57903 (617,452 Shares of Common Stock), 33-60821 (Enron Corp. 1994 Stock Plan) and 33-60417 (Enron Corp. Debt Securities and Second Preferred Stock and Enron Capital Resources, L.P. Preferred Securities).



                              ARTHUR ANDERSEN LLP


Houston, Texas
March 8, 1996